EXHIBIT 10-2

Company’s Form of Separation Letter & Release

[On P&G Letterhead]

[DATE]

[EMPLOYEE NAME]
[EMPLOYEE ADDRESS]

RE:    Separation Letter & Release

Dear [ ]:

[ ] (“P&G”) is willing to assist you following your employment separation from P&G in exchange for your agreement and compliance with the terms set forth below.

Employment Separation Date:	Your last day of employment with P&G will be [ ], which will be your “Employment Separation Date” for purposes of this letter.

Vacation:
You will receive payment for your accrued but unused vacation as of your Employment Separation Date, which sum will be paid to you in accordance with P&G policy and applicable laws.  You will not accrue any additional vacation following your Employment Separation Date.

STAR Award
As of your Employment Separation Date, if you were otherwise eligible for a STAR award and you worked at least 28 days (4 calendar weeks) during the fiscal year, you will receive a pro-rated STAR award for the fiscal year. Your STAR award will be pro-rated by dividing the number of calendar days during the fiscal year from July 1 through your Employment Separation Date by 365. Your STAR award will be paid in cash in the September (but no later than September 15th) immediately following the end of the fiscal year in which your employment terminates with P&G.

Separation Payment [Optional]:
P&G will, within thirty (30) calendar days after your Employment Separation Date, provide you with a separation payment in the amount of $[ ] (“Separation Payment”) (representing [ ] weeks of pay at your current salary), less applicable state and federal withholdings and deductions, which sum will be paid in one lump sum payment. The Separation Payment will be the only assistance P&G provides upon your separation. Other resources may be available to you as a participant in general compensation and benefit plans, which it will be your responsibility to identify and make any necessary arrangements upon separation.

Amounts you owe to P&G as of your Employment Separation Date, including, but not limited to, wage and/or benefit overpayments and unpaid loans, will also be deducted from the Separation Payment.

Unemployment Compensation Benefits [Optional]:	Your Separation Payment will be allocated to the [ ] week period following your Employment Separation Date.

Special Retirement (“Rule of 70”) [Optional]:
P&G will agree to allow the “Rule of 70” to apply to you, but only for purposes of eligibility for retiree health care benefits under the Procter & Gamble Retiree Welfare Benefits Plan.  The Rule of 70 is a special eligibility rule for retiree health care coverage (including medical, dental, and prescription drug benefits) under the Procter & Gamble Retiree Welfare Benefits Plan that only applies in specific circumstances.  The Rule of 70 will apply to you with respect to health care coverage under the Procter & Gamble Retiree Welfare Benefits Plan as long as that Plan continues to exist and as long as the Rule of 70 continues as an eligibility rule for coverage under that Plan.

For purposes of this paragraph only, the parties agree that your employment with P&G ended on [ ], and that you were not terminated for cause.  The parties also agree that at the time your employment with the Company ended, you were [ ] years old and had [ ] years of service with the Company, making your full years of age plus full years of service [ ], which is greater than 70.

To avoid confusion, other than establishing that the Rule of 70 applies to you for purposes of retiree health care coverage under the Procter & Gamble Welfare Benefits Plan, you are subject to the same terms and conditions of the Procter & Gamble Welfare Benefits Plan, including but not limited to (1) coverage does not begin until you enrolls in the Plan, and once enrolled coverage is only prospective, (2) the monthly premiums required for coverage under the Plan must be paid on time to avoid coverage from terminating, (3) you will become ineligible for coverage under the Plan while you are employed by a direct competitor of P&G (as determined by P&G’s Chief Human Resources Officer) in an officer and/or director capacity (if you were at Band 5 or below at the time your employment with the Company ended) or in any capacity (if you were at Band 6 or above at the time your employment with the Company ended), and (4) the Company’s reservation of amendment and termination rights with respect to the Plan.

Retention of Vested & Unvested Equity Awards [Optional]:
Your separation will be treated as a Special Separation for purposes of any outstanding equity awards granted under the Procter & Gamble 2009 Stock and Incentive Compensation Plan, the Procter & Gamble 2001 Stock and Incentive Compensation Plan, the Procter & Gamble 1992 Stock Plan, or the Gillette Company 2004 Long-Term Incentive Plan and, as a result, you will retain the awards subject to the original terms and conditions of the awards.  You will also retain awards granted under the Procter & Gamble 2014 Stock & Incentive Compensation Plan subject to the terms and conditions of those Awards.

This Separation Letter & Release does not alter the rights and obligations that you may have under the Procter & Gamble 2014 Stock & Incentive Compensation Plan, the Procter & Gamble 2009 Stock and Incentive Compensation Plan, the Procter & Gamble 2001 Stock and Incentive Plan, the Procter & Gamble 1992 Stock Plan, and the Gillette Company 2004 Long-Term Incentive Plan.

Release of Claims - Including Employment Claims:
You hereby release P&G from any and all claims or rights you may have against P&G. The term “P&G” includes The Procter & Gamble Company and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, benefit plans, trustees, fiduciaries, servants, representatives, predecessors, successors and assigns. This release applies to claims about which you now know or may later discover, and includes but is not limited to: (1) claims arising under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621, et seq.; (2) claims arising under any other federal, state or local law, regulation or ordinance or other order that regulates the employment relationship and/or employee benefits; and (3) claims arising out of or relating in any way to your employment with P&G or the conclusion of that employment. This release does not apply to claims that may arise after the date you sign this letter or that may not be released under applicable law.

Governmental Agencies: Nothing in this Separation Letter & Release prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies.  Nothing in this Separation Letter & Release prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. You understand you do not need the prior authorization from the Company to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures. Moreover, nothing in this Separation Letter & Release prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

Return of P&G Property:
You agree that by your Employment Separation Date, you will return to P&G in good condition all of its equipment, materials and information that were in your possession, custody or control (including, but not limited to, computers, phones, iPads, tablets files, documents, credit cards, keys and identification badges). You further agree that you will provide your manager with all passwords to P&G electronic communication and data systems before your Employment Separation Date.

Continuing Cooperation [Optional]:
Regardless of whether you sign this Agreement and in the event it becomes necessary, following your Employment Separation Date, you are required to cooperate in executing any and all papers required for filing and prosecuting any patent applications and establishing P&G’s ownership of all inventions relating to its business which are made by employees hired to invent or create.  You understand that you will not receive any additional compensation for such cooperation.

No Other Agreements:
Except as specifically set forth in this Paragraph (“No Other Agreements”), this letter supersedes any prior written or oral agreements between P&G and you concerning the termination of your employment and any benefits you might receive following that event. This letter is neither a Negotiated Separation Agreement under the Procter & Gamble Basic Separation Program nor an agreement under any other separation program or plan sponsored by The Procter & Gamble Company or any of its subsidiaries. This letter does not alter your rights and obligations under the terms of the P&G Profit Sharing and Employee Stock Ownership Plan, other retirement plans, the P&G Stock and Incentive Compensation Plan, and other compensation plans.

To accept the terms set forth in this letter, please sign below. By signing below, you acknowledge that you have read the entire letter, that you understand it, and that you voluntarily accept its terms. You further agree that you understand this is a legally binding agreement, that you have been advised to consult with an attorney, that you have been given 21 days to consider this Separation Letter & Release and that you can revoke your acceptance within seven days of your acceptance by providing written notification to your human resources manager. Finally, you understand that (1) this Separation Letter & Release includes the release of all claims and (2) you are waiving unknown claims and are doing so intentionally and voluntarily.

Sincerely,
The Procter & Gamble Company
By: ________________________

Accepted and agreed to this _______ day of ___________, 20__.

_________________________________
[EMPLOYEE NAME]